Exhibit 99.1

1016 Civic Center Drive NW - Rochester, MN 55901 - Phone (507) 535-1200 - FAX (507) 535-1301

NEWS RELEASE	Contact: Bradley Krehbiel, Principal Executive Officer HMN Financial, Inc. (507) 252-7169 For Immediate Release

HMN Financial, Inc. Announces Election Results and Appointment of New Board Chair

ROCHESTER, MN - April 29, 2020 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF) today announced the re-election of Allen Berning, Sequoya Borgman and Bernard Nigon as directors.

HMN also announced that its Board elected Dr. Wendy Shannon as Board Chair. Dr. Shannon will replace Dr. Hugh Smith, who will continue to serve on the board.

Dr. Smith has served as a director of HMN since 2009 and has served as Board Chair of HMN Financial, Inc. and Home Federal Savings Bank since 2011. His current term expires at the conclusion of the annual meeting of stockholders in 2021. Dr. Shannon has served as a director of HMN since 2013. She was also elected Chair of the Board of Home Federal Savings Bank.

In recognizing the service of Dr. Hugh Smith, Mr. Krehbiel, President of HMN and Home Federal Savings Bank, said “We would like to thank Hugh for his service as a director of the Company for the past eleven years and his leadership as the Board Chair for the past nine years. His guidance and insight have been instrumental in helping the Company grow and continue to thrive during his tenure.”

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates a loan origination office located in Sartell, Minnesota.

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